Exhibit 10-5

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT
THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Second Amendment”), dated as of July 14, 2015, is made by and between GTMP HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and TAMARES TYSONS CORNER LLC, a Delaware limited liability company (“Buyer”).
WHEREAS, Seller and Buyer have entered into that certain Purchase and Sale Agreement dated as of June 24, 2015, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of July 2, 2015 (as amended, the “Purchase Agreement”), concerning the purchase and sale of certain property located at 7950 Jones Branch Drive, McLean, Virginia, as more particularly described in the Purchase Agreement; and
WHEREAS, Seller and Buyer desire to make certain modifications to the Purchase Agreement, all upon the terms and conditions set forth in this Second Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed between Seller and Buyer as follows:

1.	The following language is hereby deleted from clause (v) set forth in Section 2(a) of the Purchase Agreement: “, which list will be amended in accordance with Section 18…”.

2.	The reference to “Exhibit C” set forth in clause (d) of Section 2 of the Purchase Agreement is hereby deleted and replaced with “Exhibit C-1”.

3.
By executing this Second Amendment, (i) Buyer hereby confirms that it has elected to proceed with the transaction contemplated under the Purchase Agreement pursuant to the terms and conditions thereof, as modified pursuant to this Second Amendment, (ii) Seller confirms timely receipt of Borrower’s Title Objection notice dated July 13, 2015 and received by Seller on July 14, 2015 in accordance with Section 3(b) of the Purchase Agreement and (iii) Seller and Buyer each confirms that Seller has until July 20, 2015 to notify Buyer as to Seller’s decision to elect to either cure or not to cure the Title Objections in accordance with Section 3(b) of the Purchase Agreement. Accordingly, Buyer and Seller hereby acknowledge and agree that Buyer is deemed to have delivered the Due Diligence Satisfaction Notice to Seller in accordance with Section 4(c) of the Purchase Agreement and the Title Objection notice in accordance with Section 3(b) of the Purchase Agreement, and the Deposit has become non-refundable, except as otherwise expressly provided in the Purchase Agreement, as modified by this Second Amendment.

4.	Section 4(d) of the Purchase Agreement is hereby deleted and replaced with the following:

“On the Closing Date, Seller and/or GCI shall assign to Buyer, and Buyer shall assume, the Contracts listed on Exhibit C-2 attached hereto (collectively, the “Assigned Contracts”) pursuant to the form of Assignment of Contracts attached hereto as Exhibit G. Notwithstanding the foregoing, the Buyer’s obligations relating to the Buyer’s assumption of the Assigned Contracts shall be strictly related to rights and duties arising under any Assigned Contract from and after the Closing Date, and the Buyer shall not assume any duty or obligation of Seller or GCI arising prior to the Closing Date. The Seller shall cause to be terminated, at the Seller’s sole cost and expense, all Contracts other than the Assigned

Contracts, effective on or prior to the date the TEGNA Lease (as defined in Section 9(b)) expires. The preceding three (3) sentences of this Section 4(d) shall survive Closing.”

5.	Section 9(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“The delivery of the Deed and the consummation of the transactions contemplated by this Agreement (the “Closing”), shall take place at the offices of the Escrow Agent on August 10, 2015, unless extended by Buyer as set forth below in this Section 9(a) (the “Closing Date”). The Closing shall be an escrow-style closing, where the Title Company shall be the recipient of all documents and funds and shall disburse the same pursuant to this Agreement and the Settlement Statement (as defined in Section 9(b)). Each party hereby agrees and acknowledges that the Closing Date is material to this Agreement. Either party’s failure to complete the Closing on the Closing Date will result in immediate and material damages to the other party and, therefore, the parties hereby agree and acknowledge that the Closing Date, is and shall be TIME OF THE ESSENCE and either party’s failure to close on the Closing Date shall be a material default by such party which each party agrees and acknowledges cannot be cured by Section 8(c) and Section 8(a) or 8(b), as applicable, shall apply. Accordingly, Section 8(c) shall not apply to any such material default. Notwithstanding anything contained herein to the contrary, Buyer may elect to extend the Closing Date as follows:

(i)
Buyer may extend the Closing Date to September 30, 2015, upon giving written notice thereof to Seller on or before August 6, 2015 (the “First Closing Date Extension Notice”), accompanied by depositing with Escrow Agent simultaneously with the First Closing Date Extension Notice, an additional non-refundable deposit (to be applied to the Purchase Price at Closing), in the sum of Five Million and 00/100 Dollars ($5,000,000.00) for such extension (the “First Extension Deposit”). Thereafter, the term “Deposit” shall refer to the $27,000,000.00 deposited with the Escrow Agent pursuant to Section 6 above and the First Extension Deposit, together with any interest earned thereon.

(ii)
Buyer may further extend the Closing Date to October 30, 2015, upon giving written notice thereof to Seller on or before September 25, 2015 (the “Second Closing Date Extension Notice”, which along with the First Closing Date Extension Notice are each referred to as, a “Closing Date Extension Notice”), accompanied by depositing with Escrow Agent simultaneously with the Second Closing Date Extension Notice, an additional non-refundable deposit (to be applied to the Purchase Price at Closing), in the sum of Five Million and 00/100 Dollars ($5,000,000.00) for such extension (the “Second Extension Deposit”). Thereafter, the term “Deposit” shall refer to the $32,000,000.00 previously deposited with the Escrow Agent pursuant to Sections 6 and 9(a)(i) above and the Second Extension Deposit, together with any interest earned thereon.

Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to send e-mail copies of a Closing Date Extension Notice to Seller via the Seller’s (and Seller’s counsel’s) e-mail addresses identified in Section 16, provided that the original Closing Date Extension Notice is sent to Seller that same day by a recognized national overnight courier service to the Seller’s address set forth in Section 16. If Buyer elects to send a Closing Date Extension Notice pursuant to the preceding sentence, the Closing Date Extension Notice shall be deemed given when the e-mail copy of the Closing Date Extension Notice is received by Seller and the First Extension Deposit or Second Extension Deposit, as applicable, is received by Escrow Agent.”

6.	Subsection 9(b) is hereby deleted in its entirety and replaced with the following:

“Not less than two (2) business days prior to the Closing Date, the Seller shall deliver or caused to be delivered the following original documents to the Title Company, each executed by the Seller (except as specified in clauses (iii), (iv) and (vi) below) and acknowledged, if necessary:”

7.	Subsection 9(b)(iii) is hereby deleted in its entirety and replaced with the following:

“a lease between Buyer, as landlord, and TEGNA Inc., as tenant, the terms and conditions of which have been agreed upon by Buyer and Seller and the form of which is attached to the Second Amendment to this Agreement as Attachment “1” (the “TEGNA Lease”);”

8.	Subsection 9(b)(vi) is hereby deleted in its entirety and replaced with the following:

“the Assignment of Contracts;”

9.	Subsection 9(c)(ii) is hereby deleted in its entirety and replaced with the following:

“the SpinCo Lease and the SpinCo Lease Amendment, fully executed copies of which are attached to the Second Amendment to this Agreement as Attachment “2”;”

10.	Subsection 9(c)(v) is hereby deleted in its entirety and replaced with the following:

“the Assignment of Contracts;”

11.	The reference to “Exhibit C” set forth in the first sentence of Section 13(d) of the Purchase Agreement is hereby deleted and replaced with “Exhibit C-2”.

12.	The following language is hereby deleted from clause (iv) set forth in Section 14(a) of the Purchase Agreement: “pursuant to Section 18”.

13.	The reference to “July 9, 2015” set forth in Section 14(f) of the Purchase Agreement is hereby deleted and replaced with “thirty (30) days prior to the Closing Date”.

14.	The reference to “July 29, 2015” set forth at the end of the fifth sentence in Section 14 of the Purchase Agreement is hereby deleted and replaced with “thirty (30) days prior to the Closing Date”.

15.	Section 18 is hereby deleted in its entirety and replaced with the following:

“18.    Subordination, Non-Disturbance and Attornment.

Prior to Closing, Seller shall (i) cause SpinCo and TEGNA, Inc. to execute, acknowledge and deliver to Buyer a form of subordination, non-disturbance and attornment agreement prepared by Buyer or its lender (“SNDA”), the terms and provisions of which form SNDA satisfies the requirements set forth in Section 18.02 of the SpinCo Lease and Section 18.02 of the TEGNA Lease, respectively, and (ii) use commercially reasonable efforts, at no expense to Seller, to cause Octagon, Inc. and Maximus, Inc. to execute, acknowledge and deliver to Buyer a SNDA, and provide Buyer, or its lender, with the contact information for each of the foregoing tenants to negotiate any requested changes to the SNDA, if any.”

16.	“Exhibit B-1” and “Exhibit B-2” to the Purchase Agreement are hereby deleted in their entirety and replaced with Attachment “3” attached hereto.

17.	“Exhibit C” to the Purchase Agreement is hereby deleted in its entirety and replaced with Attachment “4” attached hereto.

18.
All matters relating to or arising out of this Second Amendment or any transaction contemplated hereby, and the rights of the parties (whether sounding in contract, tort or otherwise), will be governed by and construed and interpreted under the laws of the State where the Real Property is located without regard to conflicts of laws principles that would require the application of any other law.

19.
The terms and provisions of the Purchase Agreement as hereby amended are hereby ratified and confirmed in all respects. In the event of a conflict between the terms and conditions of this Second Amendment and the Purchase Agreement, this Second Amendment shall govern and control. All capitalized terms used but not defined in this Second Amendment shall have the same meanings given to such terms in the Purchase Agreement.

20.
This Second Amendment may be executed in counterparts, and transmitted by e-mail or telecopy by and to each of the parties, and each such counterpart shall be deemed an original, and all of them together shall constitute a single instrument.

21.	Seller and Buyer hereby jointly instruct Escrow Agent that the word “may” in the third line of Section 9 of the Escrow Agreement is revised to read “shall”.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller and Buyer have executed this Second Amendment to Purchase and Sale Agreement as of the day and year first above written.
SELLER:
GTMP HOLDINGS, LLC

By:    /s/ Todd Mayman
    Name:    Todd Mayman
    Title:    Secretary

BUYER:
TAMARES TYSONS CORNER LLC
By:    The Zabludowicz United States Property Trust Two, its sole member
By:    /s/ Fabio Botterini De Pelosi
    Name:    Fabio Botterini De Pelosi
Title:    Trustee